HispanAmerica Corp., and
                           GENERACION LATINA INC.

                 EMPLOYMENT AND STOCK PURCHASE AGREEMENT


     Agreement made as of this 16th day of August, 2002, by and among John Walker of Mebane,North Carolina, ("Employee") and HispanAmerica Corp.,(HSPA) and Generacion Latina, Inc.(GL) (the "Company").


                                   PREAMBLE

     The Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as Vice-President of HSPA and President of GL and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve
the Company on the terms herein provided.   Employee's duties will expressly
include research and development of products, marketing and design of new products on behalf of and for the account of the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

     1.     Definitions

               "Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

               "Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

               "Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Employee either to (a) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty
(30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected.

     Comment: Some companies add a covenant in the body of the agreement, in addition to defining alcoholism and drug use as cause for termination, to the following effect: "Employee agrees, upon the request of the Board to submit to drug and alcohol testing. Employee's failure to comply with such request, or failure to test negatively for drugs or alcohol, shall constitute Cause."

               "Chairman" shall mean the individual designated by the Board from time to time as its chairman.

               "Change of Control" shall mean the occurrence of one or more of the following three events:

               (1) After the effective date of this Agreement, any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company;

               (2) Within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

               (3) Within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

Comment: Frequently used alternative definition involving change in the composition at the board level identifies "a change in the majority of the board of directors during any two year period unless the new directors were elected or recommended by two thirds of the members of the board in office at the beginning of such period," the obvious point being that, if the old board goes along, a hostile change of control has not occurred. However, in a recent case, In re Forum Group, Inc., 82 F.3d 159 (7th Cir. 1996) the court ruled, in the context of a bankruptcy reorganization, the old board's demise did not constitute a change of control giving rise to claims by terminated executives because the old board had recommended the terms of the plan of reorganization.

               "Chief Executive Officer" shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

               "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.]

               "Employee" shall mean John Walker and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

               "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in '' 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

               "Restricted Stock" shall mean the Company's Common Stock, $.001 par value.

               "Reorganization" shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

               "Territory" shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

               "Company" shall mean HispanAmerica Corp., a Delaware corporation and Generacion Latina, Inc., a North Carolina corporation, together with such subsidiaries of the Company as may from time to time exist.


     2.     Position, Responsibilities, and Term of Employment.

          2.01 Position. Employee shall serve asVice-President of HSPA and President of Generacion Latina,Inc and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Chief Executive Officer in accordance with the standards of the industry. The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; (ii) Employee be elected to and continued in the office of President of the Company and such of its subsidiaries as he may select (and such other office, if any, as shall be denominated that of the Vice-President of HSPA and President of GL or of the Company or such subsidiary in the Company's or such subsidiary's Bylaws or other constituent instruments); (iii) Employee be elected to and continued on the Board of each subsidiary of the Company, (iv) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Employee be elected to and continued on such committee; and (v) neither the Company nor any of its subsidiaries shall confer on any other officer or employee authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.Employee's compensation under employment agreement with United American Companies,Inc and employment agreement will be terminated upon funding of the Company and execution under this agreement.Any services provided to UAC with UAC by John Walker as an officer of UAC will be compensated under new separate agreement.By executing this agreement all parties agree to terminate the agreement with UAC in lieu of this new agreement.

          2.02 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

          2.03 Exclusivity Covenant. During the Agreement's term, Employee will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Employee does not actively participate. Further, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than [1%] [5%] of the outstanding equity of such competitor, and (ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

          2.04 Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1) year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company's termination of Employee's employment for Cause. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

     For a period of one year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company's termination of Employee's employment for Cause, Employee will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four-(24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to an employee with respect to a future employment opportunity.

     2.05 Confidential Information. Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time ("Confidential Information"), are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

          Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

          2.06 Nonsolicitation. Except with the prior written consent of the Board, Employee shall not solicit customers, clients, or employees of the Company or any of its affiliates for a period of twelve (12) months from the date of the expiration of this Agreement. Without limiting the generality of the foregoing, Employee will not willfully canvas, solicit nor accept any such business in competition with the business of the Company from any customers of the Company with whom Employee had contact during, or of which Employee had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement. Employee will not directly or indirectly request, induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee will not induce or attempt to induce any employee of the Company to terminate his/her employment with the Company.

          2.06A Corporate Opportunity. If during the term of this Agreement and for one year thereafter, Employee identifies, or otherwise becomes aware of the identification by the Company of, any Acquisition Opportunity, all rights in such Acquisition Opportunity (as between the Company and Employee) shall belong solely to the Company. As used herein, "Acquisition Opportunity" means any entity engaged in the business in which the Company is or actively proposes to engage in any territory in the world in which the Company is conducting or proposes to conduct material activities.

          2.07 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

          2.08 Hired to Invent. Employee agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee's employment under this Agreement [that relates to the business carried on by the Company during the term of Employee's employment under this Agreement] shall be the exclusive property of the Company. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the 12 months following Employee's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement.

          2.09 Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Employee further recognizes that violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Employee agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by Employee of the provisions of this Agreement.


     3.     Compensation.

          3.01 Minimal Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of Two Hundred Thousand Thousand Dollars ($200,000) ("Minimum Annual Compensation") from August 16,2002 through December, 2002.Base salary for 2003 shall be $250,000,base salary for 2004 shall be $275,000.and base salary for 2005 shall be $300,000. There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below Minimum Annual Compensation. In addition, if the Board increases Employee's Minimum Annual Compensation at any time during the term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Employee's compensation shall not fall at any future time during the term of this Agreement and shall become Minimum Annual Compensation.

     Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company.

          3.02 Incentive Compensation. In addition to Minimum Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for similarly situated employees of the Company. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under Section 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute, subject only to the provisions of Section 2.09.

          3.03 Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

          3.04     Specific Benefits.

          During the term of this Agreement (and thereafter to the extent this Agreement shall require):

          (a) Employee shall be entitled to five (5) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

          (b) The Company shall provide fully paid accident and health insurance for Employee and his family with limits and extent of coverage similar to that provided by Employee's previous employer.

          (c) The Company shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, subject to the last sentence of this Section 3.04(c), in the face amount of [$1,000,000] that provides it is fully funded after no more than five (5) years of premium payments. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and the Company shall not retain any benefit therein. [The Company shall not be obligated to pay premiums for such insurance in excess of $15,000 per annum].

          (d) Employee shall be entitled to sick leave benefits during the employment period in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year. [In the event of Employee's Disability, disability insurance shall provide for the payment of Employee's Minimum Annual Compensation for a period of not less than one (1) year from the date of Disability.]

          (e) In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Employee's services, duties and obligations to and on behalf of the Company, the Company shall provide to Employee, at the Company's sole cost and expense, a car to be chosen by Employee with an aggregate leasing cost to the Company of not more than $n/a per month. In addition thereto, the Company shall bear the expense of insurance, fuel and maintenance therefor.

     OR

          (e) The Company will provide Employee with a new Company automobile of his choice provided that the cost of such automobile shall not, if purchased, exceed the list price or, if leased, exceed the lease price of a "fully equipped" ___________________________. In addition, the Company will pay for the insurance, maintenance and monthly garaging expenses of the automobile for one garage, and the expenses of operating the automobile reasonably incurred by him in connection with the business of the Company during the term of this Agreement. Upon the termination of this Agreement for any reason other than termination for Cause, Employee may purchase from the Company or its agent the automobile provided to Employee at that time for the net book value of the automobile at that time.

          (f) In addition to the vacation provided pursuant to Section 3.04(a) hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

          (g) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

     OR


          (g) Upon submission of travel and expense reports accompanied by proper vouchers, the Company will pay or reimburse Employee for all first class transportation, hotel, living and related expenses incurred by Employee on business trips away from the Company's principal office, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries during the term of this Agreement.

          (h) The Company shall pay the reasonable costs of preparation, by a professional of Employee's choosing, of Employee's annual and estimated federal income tax and [Mebane, North Carolina] income tax returns.

          (i) The Company shall pay the reasonable costs of Employee's personal financial planning by a professional of Employee's choosing.

          (j) Employee shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.


     4.     Termination.

          4.01 Termination by Company for Other Than Cause. If during the term of this Agreement the Company terminates the employment of Employee and such termination is not for Cause, then, subject to the provisions of Section 2.09, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by the greater of twenty-four (24) or the number of months remaining in the term of this Agreement (the "Severance Period") until such time as Employee shall become reemployed in a position, in the [State of North Carolina, City of Mebane], consistent with Employee's experience and stature. If Employee obtains such a position but Employee's annual compensation shall be less than the Minimum Annual Compensation, then the difference shall be paid to Employee for the balance of the Severance Period. Such difference shall be calculated as follows: The difference between Employee's Minimum Annual Compensation for any year, or lesser period, in which this Agreement would have been in effect and the annualized compensation payable to Employee in his new position during such period shall be payable in the same manner as the Minimum Annual Compensation was paid prior to termination over the period of such reemployment during such period. If the Employee's employment in a new position shall terminate, then for the purposes of this Paragraph 4.01 Employee shall be entitled to continuation of the Minimum Annual Compensation until he shall again become reemployed, in which case only the difference shall be payable as aforesaid; and so on. [If the Employee's employment shall terminate as aforesaid or if the Employee's reemployment in a new position shall terminate, Employee shall use his best efforts to become reemployed as soon as reasonably possible in a position in the [State of North Carolina, City of Mebane] consistent with Employee's experience and stature.]

          Subject to the provisions of Section 2.09, the Company shall pay to Employee, in one lump sum as soon as practicable, but in no event later than sixty (60) days after the date of such termination, the Minimum Annual Compensation times the number of years, or portions thereof, remaining in the term of the Agreement [and discounted to present value using a capitalization rate of 10%].

          4.02 Constructive Discharge. If the Company fails to reappoint Employee to (or rejects Employee for) the position or positions listed in
Section 2.01, fails to comply with the provisions of Section 3, or engages in any other material breach of the terms of this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause."

          4.03 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.09, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under Section 3.04) shall be made.

          4.04 Change in Control. If at any time during the term of this Agreement there is a Change of Control, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation as in effect on the date Employee's employment terminated multiplied by thirty six (36). This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than sixty (60) days, after the date of the Change in Control.

     OR

          If any time during the term of this Agreement there is a Change of Control and Employee's employment is terminated by the Company for reasons other than "Cause" within the greater of one (1) year following the "Change in Control" or the remaining term of this Agreement, the Company shall pay to Employee an amount equal to the monthly portion of Employee's Minimum Annual Compensation multiplied by thirty-six (36). This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than sixty (60) days, after the date that Employee's employment terminated. To the extent that Employee is not fully vested in retirement Benefits from any pension, profit sharing or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall pay directly to Employee the difference between the amounts which would have been paid to Employee had he been fully vested on the date that his employment terminated and the amounts actually paid or payable to Employee pursuant to such plans or programs.

          4.05     Termination on Account of Employee's Death.

               (a)  In the event of Employee's death during the term of this
Agreement:

                    (1) This Agreement shall terminate except as provided in this Section; and

                    (2) The Company shall pay to Employee's beneficiary or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the monthly portion of Employee's Minimum Annual Compensation as in effect on the date of his death multiplied by the greater of twenty-four
(24) or the number of months which would have otherwise remained in the term of this Agreement had Employee not died. This amount shall be paid in one lump sum as soon as practicable after the date of his death.

          (b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to a Vice President or the Treasurer of the Company. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

          4.06 Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a medically determinable disability and is therefore incapable of performing such services, the Company shall continue to pay Employee an amount equal to two-thirds (2/3) of Employee's Minimum Annual Compensation as in effect on the date of Employee's cessation of services by reason of disability less any amounts paid to Employee as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Employee as federal, state, or local disability benefits) and any amounts paid to Employee as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Employee again becomes employed in a significant manner and on a substantially full-time basis; (b) the date that Employee attains normal retirement age, as such age is defined in a retirement plan maintained by the Company; or (c) Employee begins to receive retirement benefits from a retirement plan maintained by the Company.

     OR

          4.06 Disability. If Employee shall sustain a Disability and be unable to perform his duties and responsibilities during the term of this Agreement, as shall have been certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) approved by Employee (the "Examining Physicians"), the Company shall continue to pay to Employee while such Disability continues the full amount of his Minimum Annual Compensation for the one-year period next succeeding the date upon which such Disability shall have been so certified. Thereafter, if Employee's Disability shall continue (as evidenced by the continued absence of Employee from his duties and by the certification of the Examining Physicians), the employment of Employee under this Agreement shall terminate and all obligations of Employee shall cease and Employee shall be entitled to receive only the Benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Section 3.04 and the payment of any amounts then remaining to be paid under Section 4.01 and in such event the Company shall have no right to repurchase any shares of the Company's common stock as provided in Section 6. "Disability" means the complete and total disability of Employee resulting from injury, sickness, disease, or infirmity due to age, whereby Employee is unable to perform his usual services for the Company.


     5.     Stock Options.

          5.01 Amount of Stock. In accordance with the provisions of the Company's 2002 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, the Company hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, an option to acquire 300,000 shares of the Company's outstanding common stock ("Option Stock")at a $1.00, to be financed by the Company.

          5.02     Vesting.  The Option to acquire the Option Stock granted in
Section 5.01 shall vest immediately. Notwithstanding anything to the contrary contained in this Agreement, all Options to acquire Option Stock shall irrevocably vest thirty (30) calendar days prior to the scheduled consummation of a Change of Control.

          5.03 Tax Changes. If any change(s) in the Federal income tax laws materially affect the tax treatment of Employee with respect to the Option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantages of, such changes.


     6.     Restricted Stock.

          6.01 Purchase of Restricted Stock; Section 83(b) Election. Employee shall, and does hereby, purchase and the Company shall, and does hereby, sell N/A___________________ shares (the "Shares") of Restricted Stock to Employee at $___ per share. Employee shall not file an election pursuant to Section 83(b) of the Internal Revenue Code of 1954, as amended, unless Employee has agreed to an arrangement reasonably satisfactory to the Company to withhold sufficient amounts from Employee's compensation to enable the Company to deduct for federal tax purposes all compensation recognized by Employee. The Company is herewith paying Employee a bonus in the amount of $__________________, less withholding tax thereon, which net amount shall enable Employee to acquire the Restricted Stock.

          For alternative language on the Section 83(b) issue, consider:

          6.01(a) Indemnification. Employee represents that he will file an election pursuant to Section 83(b) of the Internal Revenue Code in connection with the purchase by Employee of the Shares. The parties agree that the value of the Shares is equal to the purchase price paid by Employee, and Employee will prepare his income tax returns to reflect such value of the Shares. If the value of the Shares at the time of their sale to Employee shall be redetermined for federal, state, or local income tax purposes to be higher than the purchase price paid by Employee, the Company shall upon demand pay Employee a bonus in an aggregate amount equal to the sum of: (i) an amount which, when multiplied by the difference between Employee's Tax Rate (as hereinafter defined) for the year in which such amount shall be payable to Employee and 100%, shall equal the additional income tax owing as result of such redetermination; and (ii) an amount which when multiplied by the difference between Employee's Tax Rate for the year in which such amount shall be payable to Employee and 100% shall equal the interest and penalties, if any, payable by Employee with respect to such redetermination. The term "Tax Rate" shall mean the sum of the following: (i) the highest federal income tax rate applicable to ordinary income of an individual taxpayer and (ii) the sum of the highest state and local tax rates for such ordinary income, multiplied by such federal tax rate. Employee shall give the Company notice of any proposed redetermination, but Employee shall be under no obligation to contest such proposed redetermination; provided, however, that Employee shall contest such proposed redetermination if requested to do so by the Company and at the sole cost and expense of the Company. It is the intention of this Section
6.01 (a) to reimburse Employee for any additional income taxes (based upon the rates in effect for 1994), interest and penalties thereon arising from a redetermination of the value of Shares sold to Employee and for any tax on such reimbursement based upon tax rates in effect for the year of such reimbursement. The provisions of this Section 6.01 shall survive the termination of this Agreement for any reason whatsoever.

          6.02 Right of Company of Repurchase Shares upon Death, Disability or Voluntary Termination of Employees.

               (a) Call Option. If Employee shall at any time prior to the third anniversary of this Agreement voluntarily leave the employ of the Company for any reason whatsoever, or be terminated for Cause, the Company shall have the right and option (the "Call Option") to purchase any or all of the Shares from Employee at a price per Share equal to Fair Value (as defined below).

               (b) Exercise of Call Option and Closing. The Company may exercise the Call Option by delivering to Employee written notice of exercise within 90 days after the termination of the employment of Employee giving rise to the Call Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Call Option is not so exercised within such 90-day period, the Call Option shall automatically expire and terminate effective upon the expiration of such 90-day period. Within 10 days after his receipt of the Company's notice of the exercise of the Call Option, Employee shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase, duly endorsed in blank by Employee or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.

               Upon its receipt of such Shares, the Company shall deliver to Employee a check in the amount of the Fair Value of a Share multiplied by the number of Shares being purchased. The purchase price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of Employee to the Company or in cash (by bank or cashier's check) or both.

               (c) No Stockholder Rights. After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to paragraph (b) above, the Company shall not pay any dividend to Employee on account of such Shares or permit Employee to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Shares.

               (d) Fair Value. For purposes of this Agreement, the Fair Value of a Share of Common Stock of the Company, as of any date by the Board of Directors, is as follows: if market quotations are readily available, a Share shall be valued at the last trade on the exchange on which such Shares are primarily traded or, if not traded on an exchange, at the closing bid price (or average of bid prices) last quoted by an established over-the-counter quotation service. If the Shares are not publicly traded, then a Share shall be valued by the Board of Directors, after considering all pertinent factors and all appropriate information and data, including liquidity; without limiting the generality of the foregoing, the Board of Directors shall consider and take into account published guidelines, including those sponsored by the National Venture Capital Association or any committee thereof. The Board of Directors may employ outside experts and independent consultants at the expense of the Company to assist in the valuation process; provided, however, that notwithstanding the above calculation, in no event will Fair Value of a Share of Common Stock be less than the par value of such Share.

          6.03 Right of Employee to Sell Shares to the Company upon Death, Disability, or Involuntary Termination Without Cause.

               (a) Put Option. If Employee at any time prior to the date three (3) years from the date of this Agreement shall die, become Disabled, or be terminated without Cause, Employee shall have the right and option (the "Put Option") to sell any or all of the Shares to the Company at a price per Share equal to Fair Value (as defined in Section 6.02(d) above).

               (b) Exercise of Put Option and Closing. Employee may exercise the Put Option by delivering to the Company written notice of exercise within sixty days after the termination of the employment of Employee giving rise to the Put Option as set forth in Section 6.03(a) above. Such notice shall specify the number of Shares to be sold. If and to the extent the Put Option is not so exercised within such sixty-day period, the Put option shall automatically expire and terminate effective upon the expiration of such sixty days period. At the time of delivery of notice of the exercise of the Put Option, Employee shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company is obligated to purchase, duly endorsed in blank by Employee or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.

               Within ten (10) days of its receipt of the notice and such Shares, the Company shall deliver to Employee a check in the amount of the Fair Value of a Share multiplied by the number of Shares being sold. The purchase price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of Employee to the Company or in cash (by bank or cashier's check) or both.

               (c) Right of Company to Delay Payment. If at any time the Company is unable to repurchase Shares pursuant to the provisions of this
Section 6 or if it is determined by the Board of Directors of the Company in their good-faith judgment that the payment of the entire purchase price of such Shares pursuant to this Section 6 would be deleterious to the financial position of the Company, the Company may elect to defer payment of all or a portion of such purchase price (but not any amounts then payable by the cancellation of outstanding indebtedness of Employee to the Company). Such deferred portion of the purchase price shall thereafter be payable in five (5) equal annual installments beginning on the date on which such purchase price was to be paid but for the effect of this paragraph (c). The outstanding amount of such installments shall bear interest at a floating rate equal to 2% per annum plus the base rate announced from time to time by the [New York, New York office of Citibank, N.A.] as its base rate for commercial loans, and such interest shall be payable annually in arrears on each date that an installment of principal is owing.

The Company may prepay its obligations under this paragraph (c) in whole or in part at any time, with such prepayments being applied first to interest accrued but unpaid to the date of such prepayment and thereafter to installments of principal in inverse order of their maturity. For so long as any interest or principal remains owing under this paragraph (c), the Company shall not make any distribution or dividend to the holders of its Common Stock.

          6.04     Agreements Relating to Common Stock.

               (a) No Issuances of Common Stock. The Company hereby represents that as of the date of this Agreement 4,500,000 shares of Common Stock outstanding (including the Shares). The Company agrees that, pursuant to a Shareholders Agreement to be executed among Employee, the Company, and the Company's other stockholders, the Company will covenant with Employee that for so long as Employee owns any Shares, no additional shares of Common Stock or any voting securities of the Company or any security of the Company convertible into or exchangeable for Common Stock or other voting securities will be issued without the prior written consent of Employee.

               (b) Termination of Call Option and Put Option. The Call Option and the Put Option shall terminate upon the closing of a sale of Common Stock registered pursuant to the Securities Act of 1933, as amended.

          6.05 Restrictions on Transfer. Except as otherwise provided in this Section 6.05, Employee shall not, during the term of the Call Option, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively "transfer"), any of the Shares, or any interest therein, unless and until such Shares are no longer subject to the Call Option. Notwithstanding the foregoing, Employee may transfer Shares to or for the benefit of any parent, parent-in-law, spouse, child, son-in-law, daughter-in-law or grandchild, or to a trust for their benefit; provided that such Shares shall remain subject to the provisions of this Agreement (including without limitation the restrictions on transfer set forth in this Section 6.05 and the Call Option and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be so bound by all of such terms and conditions.

               The Company shall not be required (i) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been sold or transferred.

          6.06 Adjustments for Stock Splits, Stock Dividends, etc. If from time to time during the term of the Call Option or the Put Option, there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which Employee is entitled by reason of his ownership of the Shares shall be immediately subject to the Call Option and the Put Option, the restrictions on transfer and other provisions of this
Section in the same manner and to the same extent as the Shares, and the Option Price and the exercise price for the Call Option and the Put Option shall be appropriately adjusted.


     7.     Miscellaneous.

          7.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

          7.02 Initial Term and Extensions. Except as otherwise provided, the term of this Agreement shall be three (3) years commencing with the effective date hereof. On the third anniversary of the effective date, and on each subsequent annual anniversary of the effective date thereafter, the Agreement shall be automatically extended for an additional year unless either party notifies the other in writing more than 90 days prior to the relevant anniversary date that the Agreement is no longer to be extended.

          7.03 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

           Comment: While the law of most states places some restrictions on enforceability of covenants not to compete, the degree of hostility to noncompetition agreements and the nature of the limitations vary from state to state. Hence the question of what law applies to the noncompetition covenant is often of great importance. Under the Restatement (Second) of Conflict of Laws ' 187(2) (1971), the law chosen by the parties to govern their contractual rights and duties will be respected unless (1) the chosen state has no substantial relationship to the parties or the transaction, or (2) the application of law of the chosen state would be contrary to a fundamental public policy of a state that has a materially greater interest than the chosen state in the determination of the particular issue. Because a number of states have very strong public policies regarding noncompetition agreements, application of this standard may well lead a court to deny enforcement of a contractual choice of another state=s law, and to deny enforcement of a noncompetition agreement, even in circumstances in which the contractual choice of law would be upheld for purposes of the asset purchase agreement or other document. See, e.g. Scott v. Snelling & Snelling, Inc., 732
F. Supp. 1034 (N.D. Cal. 1990) (California law would govern enforceability of covenants restricting competition in the franchise agreements at bar despite the choice-of-law provision nominating Pennsylvania law as controlling interpretation of the agreements; court explicitly stated that reading of the Business and Professions Code demonstrates that California state legislature intended ?16600 of the statute to apply to any sort of contract which contains a covenant restraining competition); Davis v. Ebsco Industries, Inc., 150 So. 2d 460 (Fla. Dist. Ct. App. 1963) (noncompetition covenants that are contrary to the public policy of the forum, as outlined in ' 542.12, Florida Statute, F.S.A., need not be enforced; here, although valid under New York law, noncompetition covenant=s enforcement rejected since court believed covenant=s terms contrary to Florida=s public policy); Shipley Co. v. Kozlowski, 926 F. Supp., 28 (D. Mass. 1996) (Restatement ?187(2)(b) and disregards choice-of-law provisions designating laws of other states to govern noncompetition covenant if Massachusetts has a materially greater interest in the matter); Comshare, Inc. v. Execucom Systems Corporation, 593 F. Supp. 981 (E.D. Mich. 1984) (Michigan follows Restatement ?187 and applies the law of the designated state unless (1) the chosen state has no relationship to the parties or the transaction, or (2) the application of law of the chosen state would violate limitations placed on noncompetition covenants by Michigan=s own law, Mich. Comp. Laws Ann. ' 445.774a(1)); Desantis v. Wackenhut Corp., 793 S.W.2d 670 (Tex. 1990). (choice-of-law provision in a noncompetition agreement honored as long as (1) Texas does not have a more significant relationship to the parties than the designated state and (2) the contract is reasonable and does not place undue restraints on trade); Webcraft Technologies, 674 F. Supp. 1039 (1987) (discussing the public policy concerns examined in order to resolve the choice-of -law issue pertaining to covenants not to compete).

               State laws regarding consent to venue provisions should also be consulted.


          7.04 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          7.05 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

          7.06 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

          7.07 Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

     All obligations of Employee with respect to any Shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

          7.08 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.


                                   __________________________________


                                   By________________________________



                                     __________________________
                                     Employee


                                     __________________________
                                     Spouse